Exhibit 10.1

TRANSITION AND NON-COMPETITION AGREEMENT

THIS TRANSITION AND NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into on this 29th of August, 2016, by and between ConAgra Foods, Inc., (the “Company”) and John Gehring (“Gehring”).

W I T N E S S E T H

WHEREAS, Gehring has been an employee of the Company for over fourteen years; and

WHEREAS, in his roles at the Company, Gehring has had access to substantial confidential information regarding the Company, its finances, strategies, products and customers; and

WHEREAS, Gehring has announced his intention to retire as an employee of the Company; and

WHEREAS, Gehring and the Company have reached an agreement regarding Gehring’s retirement and transition of duties as set forth herein.

NOW, THEREFORE, in consideration of the promises and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Gehring will retire as an employee of the Company effective at the close of business on September 30, 2016 (“Separation Date”).

2.	Gehring agrees that beginning on the date of this Agreement and continuing until the Separation Date (the “Employment Period”), Gehring shall continue to be employed by and perform services for the Company. Gehring shall remain Executive Vice President and Chief Financial Officer through August 29, 2016, whereupon the Company expects its new Chief Financial Officer to assume the role and responsibilities of the office. After the new Chief Financial Officer’s assumption of these responsibilities, Gehring will become a Special Advisor, reporting to Sean Connolly, Chief Executive Officer. At the point Gehring transitions to the Special Advisor role, Gehring will cease to be an executive officer of the Company for SEC reporting purposes. Gehring’s duties as Special Advisor will include, but will not be limited to, transitioning his current duties and providing transition assistance to the newly appointed Chief Financial Officer, providing such advice, expertise or knowledge with respect to his prior duties or other matters in which he was involved, as well as any special projects assigned. Gehring’s official work location during this period will be Omaha, with routine travel as required by mutual agreement. Until the Separation Date, Gehring shall continue to be paid at the current rate of his base annual salary of Six Hundred Fifty Thousand Dollars ($650,000.00), less applicable taxes and withholdings required by law or deductions authorized by Gehring pursuant to the Company’s normal payroll procedures.

3.	During the Employment Period, except as provided herein, Gehring shall continue to participate in all Company benefit plans, as in effect or amended from time to time, in which he participates as of the date of this Agreement, subject to the terms of such benefit plans. However:

(a)	subject to the HR Committee’s finalization of a plan document that is consistent with the FY16 Management Incentive Plan (which will be recommended and is expected), Gehring will be eligible to receive a FY17 Management Incentive Plan award based on the number of days employed during FY17, payable at the time other incentive awards are paid for other eligible participants.

(b)	Gehring’s target Management Incentive Plan award will remain at 100% of salary actually received during FY17 and any such award will be based on the funded percentage for then-active members of the senior leadership team (i.e., no individual modifier will be applied to reduce the award).

(c)	Gehring will not be eligible for new stock option, restricted stock unit or other equity grants in the FY17 grant cycle.

4.	Gehring shall execute a Release of Claims in the form of Exhibit A, attached hereto and by this reference incorporated herein (the “Release”). Gehring hereby acknowledges that he shall have up to twenty-one (21) days to consider this Agreement pursuant to the Older Workers Benefit Protection Act. Gehring understands that he may revoke this Agreement and the Release in writing addressed and delivered to the Company c/o William J. Daley, Chief Counsel, Labor, Employment & Compliance, 222 Merchandise Mart Plaza, Suite 13, Chicago, IL 60654 within seven (7) days after the execution of this Agreement and the Release, in which event, this Agreement and the Release will be of no force and effect and Gehring will not be entitled to any of the payments or benefits provided for herein. The Release shall become effective on the eighth calendar day following the revocation period provided for in this Paragraph 4 (the “Release Effective Date”).

5.	Subject to the terms of this Agreement, including meeting all obligations of Paragraph 2 and provided that Gehring signs and returns the Release to the Company within the timeframes set forth herein, and does not revoke the Release, and remains in compliance with this Agreement (including the restrictive covenants set forth in Paragraphs 6, 7 and 8), the Company shall pay Gehring, the sum of Four Hundred Thousand Dollars ($400,000.00), less applicable withholdings. This amount shall be made in two installments as follows:

(a)	Two Hundred Thousand Dollars ($200,000.00), less applicable withholdings, six months after the Separation Date.

(b)	Two Hundred Thousand Dollars ($200,000.00), less applicable withholdings, twelve months after the Separation Date.

If Gehring breaches this Agreement, or otherwise fails to meet the obligations set forth in paragraphs 2, 6, 7 and 8 of this Agreement, or commences a legal action to challenge the validity of this Agreement within twelve (12) months after the Separation Date, Gehring will not receive or be entitled to retain any payments made pursuant to this paragraph. If such breach or challenge is after issuance of the first payment, Gehring shall repay all such prior payments within thirty (30) days of such breach or challenge.

6.	Gehring acknowledges that during his employment he has been granted access to the Company’s Confidential Information. This Confidential Information is not generally known to, or readily ascertainable by, the public or the Company’s competitors and gives the Company a competitive advantage. Unauthorized disclosure of this Confidential Information would result in irreparable injury to the Company, its subsidiaries, affiliates or joint ventures. Gehring therefore shall not, without the Company’s prior permission, directly or indirectly, utilize or disclose to anyone outside of the Company, or permit access by unauthorized persons or entities to, any Confidential Information, and shall take all reasonable precautions to prevent any person or entity access to any of the Confidential Information.

“Confidential Information” is defined as non-public information of value to the Company that Gehring learned in connection with his employment with the Company and that would be valuable to a competitor or other third parties. Confidential Information includes, but is not limited to, information concerning the Company’s business plans, operations, products, services, vendors and vendor contacts, referrals and sourcing, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, customers, prospective customers, licensees, or licensors; information regarding the Company’s revenue, rates, pricing or price formulas, profit margin; computer software, information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Company, or any of the products or services made, developed or sold by the Company.

7.	Gehring recognizes and agrees that the Company has a legitimate business interest in restricting potential competitors from hiring Employees who possess or otherwise may have or had access to the Company’s or any of its affiliates’ confidential information. Therefore, Gehring agrees that from the date of this Agreement through the Separation Date and for the twenty-four (24) month period commencing thereon, Gehring shall not directly or indirectly through any other person or entity recruit, induce, or attempt to induce any Employee to terminate his or his employment with the Company or otherwise interfere in any way with the employment relationship between the Company and its Employees. This restriction includes, but is not limited to: (a) identifying Employees as potential candidates for employment by name, background or qualifications; (b) recruiting or soliciting Employees; and/or (c) participating in any pre-employment interviews with Employees. For purposes of this paragraph “Employee” (including its plural) means any person employed by the Company at the Separation Date. The term “Company,” as used in this paragraph, shall include all controlled, direct and indirect, subsidiaries of the Company.

8.	From the date of this Agreement through the Separation Date and for twelve (12) months following therefrom (the “Non-Compete Period”), Gehring agrees he will not, within the Restricted Geographic Area, be employed by, work for, consult with, provide services to, or lend assistance to any Competing Organization in a Prohibited Capacity. For purposes of this Agreement:

“Competing Organization” is defined as any organization that researches, develops, manufactures, markets, distributes and/or sells one or more Competing Products/Services.

“Competing Products/Services” means any products, services or activities (including, without limitation, products, services or activities in the planning or development stage during the Non-Compete Period) that compete, directly or indirectly, in whole or in part, with one or more of the material products, services or activities (including, without limitation, products, services or activities in the planning or development stage during the Non-Compete Period) produced, provided, or engaged in by Company or its affiliates at the time of Gehring’s separation from the Company and with which Gehring worked or about which Gehring obtained any trade secret or other Confidential Information at any time during the five (5) years immediately preceding separation from the Company. “Material products, services or activities” means the development, manufacture or production of packaged food products for the retail, foodservice or institutional channels.

For purposes of this Agreement, “Prohibited Capacity” is defined as (a) any same or similar capacity to that held by Gehring at any time during his last three (3) years of employment with Company; (b) any executive or managerial capacity; or (c) any capacity in which Gehring’s knowledge of Confidential Information would render his assistance to a Competing Organization a competitive advantage.

For purposes of this Agreement, “Restricted Geographic Area” is defined as all countries, territories, parishes, municipalities and states in which the Company is doing business or is selling its products at the time of Gehring’s separation from the Company employment, including but not limited to every parish and municipality in the state of Louisiana. Gehring acknowledges that this geographic scope is reasonable given his position with the Company, the international scope of the Company’s business; and the fact that Gehring could compete with the Company from anywhere the Company does business.

9.	Gehring acknowledges that a violation of the restrictive covenants set forth in Paragraphs 6, 7 and 8 above would cause irreparable damage to the Company, and that in the event of a breach or threatened breach, the Company would be entitled to injunctive relief, without the posting of any bond, in addition to any other such relief as may be appropriate at law or in equity.

10.	Gehring shall not be entitled to any other payments or benefits other than as expressly set forth in this Agreement, except those benefits payable pursuant to any pension, stock award, deferred compensation and 401(k) plans of the Company and the agreements related to previously granted equity-based compensation. Except as provided herein, Gehring’s participation in any employee benefit, stock option, or other incentive plan, between Gehring and the Company will continue to vest, be subject to exercise, and/or be forfeited, in each case only as specifically provided for under the terms of any such grants to Gehring and the terms of the applicable plan.

11.	Gehring shall make no public statements, or request, cause or solicit any third party to make any public statements that are in any way inconsistent with the terms of this Agreement. Gehring further agrees not to make any disparaging remarks or take any action now, or at any time in the future, that could be detrimental to the reputation of the Company, or any of its directors, officers or employees. Nothing in this Agreement, however, shall prohibit Gehring from providing accurate and truthful information to any court or governmental entity; or to any person or organization in response to legal process or otherwise as required by law or administrative agency process; or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Neither does this Agreement require Gehring to withdraw, or prohibit Gehring from filing or participating in any investigation by or proceeding with any government administrative agency (such as the EEOC). However, Gehring waives any relief, damages, or remedy as a result of any legal action against the Company based upon the matters released and waived by the Release whether Gehring or another party initiates the action.

12.	Gehring agrees to make himself reasonably available to the Company, and will, for twelve (12) months following the Separation Date:

(a)	Personally provide reasonable assistance and cooperation in providing information for the Company, and its representatives, concerning any ConAgra Foods matter of which Gehring is knowledgeable.

(b)	Personally provide to the Company, and its representatives, reasonable assistance and cooperation relating to any pending or future lawsuits or claims, about which Gehring are knowledgeable.

(c)	Promptly notify the Company, in writing, if Gehring receives any request from anyone other than the Company for information regarding any potential claims or proposed litigation against the Company or any of its affiliates.

(d)	Refrain from providing any information related to any matter, claim or potential litigation against the Company, or its affiliates to any non- ConAgra Foods representatives, without either the Company’s written permission or being required to provide information pursuant to legal process. Nothing in this Agreement prohibits Gehring from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. No prior authorization of the Company is necessary to make any such reports or disclosures, and no requirement exists to notify the Company of such reports or disclosures.

(e)	If required by law to provide sworn testimony on ConAgra Foods or affiliate-related matters, to the extent legally permitted, consult with and, to the extent legally permitted, have ConAgra Foods-designated legal counsel present (in addition to any personal counsel) for such testimony. The Company will be responsible for the costs of Company designated counsel (but not personal counsel). Any testimony will be confined to items about which Gehring has actual knowledge rather than speculation, unless otherwise directed by legal process.

(f)	Gehring will be reimbursed after an expense statement is received for reasonable travel, food, lodging and similar out-of-pocket expenses required to fulfill the cooperation provisions above.

13.	All payments to be made to Gehring hereunder shall be subject to all applicable taxes, including withholding taxes. Gehring will be responsible for all taxes, of any kind, due under this Agreement.

14.	If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable in any respect, then such provision shall be deemed limited and restricted to the maximum extent that the court shall deem the provision to be enforceable, or, in the event that this is not possible, the provision shall be severed and all remaining provisions shall continue in full force and effect.

15.	It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and treasury regulations relating thereto (collectively, “Section 409A”), so as not to subject Gehring to the payment of any interest and tax penalty which may be imposed under Section 409A, and this Agreement shall be interpreted and construed accordingly; provided however, that the Company shall not be responsible for any taxes, penalties, interest or other losses or expenses incurred by Gehring due to any failure to comply with Section 409A. The timing of the payments or benefits provided herein may be modified to so comply with Section 409A. To the extent any payment under this Agreement constitutes deferred compensation within the meaning of Section 409A, all references in this Agreement to Gehring’s separation of employment shall mean a separation from service within the meaning of Section 409A, and it is intended that Gehring’s separation from service will occur on the Separation Date. Each payment under this Agreement as a result of Gehring’s retirement shall be considered a separate payment for purposes of Section 409A.

16.	This Agreement shall be governed by the substantive laws of the State of Illinois. The Company and Gehring agree that any legal action relating to this Agreement, the Release or the Supplemental Release shall be commenced and maintained exclusively before any appropriate state court of record in Cook County, Illinois, or the United States District Court for the Northern District of Illinois, Eastern Division, and the parties hereby submit to the jurisdiction of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts.

17.	This Agreement constitutes the entire agreement of the parties and supersedes any and all prior agreements and understandings between Gehring and the Company, whether oral or in writing, except with regard to the Plans and/or agreements set forth in Paragraph 10 above. This Agreement may not be revoked, amended, modified or revised except as otherwise provided for in this Agreement or in writing executed by Gehring and a corporate officer of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ConAgra Foods, Inc.

By:	/s/ Charisse Brock
Charisse Brock
Executive Vice President and Chief Human
Resources Officer

By:	/s/ John Gehring
John Gehring

EXHIBIT A

RELEASE

In consideration of the benefits provided to John Gehring (“Gehring”) and to be received by Gehring from ConAgra Foods, Inc. (the “Company” or “ConAgra”) as described in the Transition and Non-Competition Agreement between the Company and Gehring dated August , 2016 (the “Agreement”):

1.	Claims Released. Gehring, for himself and on behalf of anyone claiming through Gehring including each and all of Gehring’s legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Gehring Releasors”), does hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Gehring Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which Gehring signs this Release, including, without limitation, (i) all claims arising out of or in any way relating to Gehring’s employment with or separation of employment from the Company or its affiliates; (ii) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (iii) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (v) all other common law claims; and (vi) all claims (including claims for discrimination, harassment, retaliation, attorneys fees, expenses or otherwise) that were or could have been asserted by Gehring or on his behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009, the Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the WARN Act, Federal Executive Order 11246, the Genetic Information Nondiscrimination Act, the Illinois Human Rights Act, and the Illinois Wage Payment and Collection Act.

2.	Scope of Release. Nothing in this Release (i) shall release the Company from any of its obligations set forth in the Agreement or any claim that by law is non-waivable, (ii) shall release the Company from any obligation to defend and/or indemnify Gehring against any third party claims arising out of any action or inaction by Gehring during the time of his employment and within the scope of his duties with the Company to the extent Gehring has any such defense or indemnification right, or (iii) shall affect Gehring’s right to file a claim for workers’ compensation or unemployment insurance benefits.

Gehring further acknowledges that by signing this Release, Gehring does not waive the right to file a charge against the Company with, communicate with or participate in any investigation by the EEOC or any comparable state or local agency. However, Gehring waives and releases, to the fullest extent legally permissible, all entitlement to any form of personal relief arising from a charge Gehring or others may file, including without limitation any costs, expenses or attorneys’ fees. Gehring understands that this waiver and release of personal relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others.

3.	Knowing and Voluntary ADEA Waiver. In compliance with the requirements of the OWBPA, Gehring acknowledges by his signature below that, with respect to the rights and claims waived and released in this Release under the ADEA, Gehring specifically acknowledges and agrees as follows: (i) Gehring has read and understands the terms of this Release; (ii) Gehring has been advised and hereby is advised, and has had the opportunity, to consult with an attorney before signing this Release; (iii) Gehring is releasing the Company and the other Company Released Parties from, among other things, any claims that Gehring may have against them pursuant to the ADEA; (iv) the releases contained in this Release do not cover rights or claims that may arise after Gehring signs this Release; (v) Gehring has been given a period of twenty-one (21) days in which to consider whether or not to enter into this Release (although Gehring may elect not to use the full twenty-one (21)-day period at Gehring’s option); (vi) Gehring may revoke this Release during the seven (7) day period following the date on which Gehring signs this Release, and this Release will not become effective and enforceable until the seven (7) day revocation period has expired (the date such revocation period expires, the “Effective Date”); and (vii) any such revocation must be submitted in writing to the Company c/o William J. Daley, Chief Counsel-Labor, Employment & Compliance, Con-Agra Foods, Inc., 222 Merchandise Mart Plaza, Suite 13, Chicago, IL prior to the expiration of such seven (7)-day revocation period. If Gehring revokes this Release within such seven (7)-day revocation period, it shall be null and void.

4.	Reaffirmation of Restrictive Covenants. Gehring agrees to and reaffirms his obligations as outlined in Sections 6, 7 and 8 of the Agreement (“Restrictive Covenants”), and acknowledges that the Restrictive Covenants remain in full force and effect.

5.	Entire Agreement. This Release, the Agreement, and the documents referenced herein contain the entire agreement between Gehring and the Company, and take priority over any other written or oral understanding or agreement that may have existed in the past. Gehring acknowledges that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by Gehring and the Company.

I agree to the terms and conditions set forth in this Release.

JOHN GEHRING

Date:

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